Exhibit 10.25

FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
CONVERGYS CORPORATION

THIS FIRST AMENDMENT, dated and effective as of the twenty-seventh day of January, 2017, unless otherwise stated herein, by and between Fidelity Management Trust Company (the “Trustee”) and Convergys Corporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated December 23, 2011, with regard to the Convergys Corporation Executive Deferred Compensation Plan and Convergys Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”); and

WHEREAS, the Sponsor has informed the Trustee that effective as of the close of the market (“Market Close”) on January 27, 2017, the Convergys Corporation Shares (SAQJ) will be frozen to all transactions; and

WHEREAS, the Sponsor has notified the Trustee that, effective February 1, 2017, the Sponsor wishes to convert Convergys Corporation Shares (SAQJ) from share accounted stock trusteed by the Trustee to a hybrid stock which will consist of unfunded Convergys Corporation Shares (UWXR) to be held apart from the Trust by the Sponsor and its transfer agent; and

WHEREAS, the Sponsor now desires, and hereby directs the Trustee, in accordance with Section 8(b) of the Trust Agreement and pursuant to the letter of direction provided by the Sponsor to the Trustee in writing dated January 5, 2017, to commence the reallocation of all participant balances held in Convergys Corporation Shares (SAQJ) at Market Close on January 31, 2017 (“Stock Reallocation”), in accordance with the Trustee’s best practices in the marketplace, as acknowledged and understood by the Sponsor, and continuing until all of the Convergys Corporation Shares (SAQJ) are reallocated. The Sponsor further directs that upon completion of the reallocation of the last order, the Trustee shall return the Convergys Corporation Shares (SAQJ) held in the Trust to the Sponsor’s transfer agent. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this reallocation directed by the Sponsor. Any variation from the procedure described herein may be instituted only at the express written direction of the Sponsor; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Effective at Market Close on January 27, 2017, amending Schedule C, Investment Options, to delete the following:

•	Convergys Corporation Shares (frozen to new investments, except for reinvestment of dividends)

And replace it with the following:

•	Convergys Corporation Shares (SAQJ) (frozen to all transactions)

(2)	Effective upon completion of the above-referenced Stock Reallocation, adding the following WHEREAS clause to the WHEREAS clause section of the Trust Agreement:

WHEREAS, the Sponsor wishes to continue the previously established trust for which the Trustee serves as trustee that will continue to hold and invest the plan assets under the Plan, except for the Convergys Corporation Shares (UWXR) which shall be held apart from the Trust by the Sponsor and its transfer agent, which are to be managed for the exclusive benefit of Participants in the Plan and their beneficiaries, and the Trust and separately held Convergys Corporation Shares (UWXR) shallform a part of the Plan; and

(3)	Effective upon completion of the above-referenced Stock Reallocation, restating Section 1(ff), “Sponsor Stock”, in its entirety, as follows:

(ff)    “Convergys Corporation Shares (UWXR)”

“Convergys Corporation Shares (UWXR)” shall mean the stock of the Sponsor held and maintained separately by the Sponsor and its transfer agent.

(4)	Effective upon completion of the above-referenced Stock Reallocation, deleting Section 1(gg), “Stock Fund”, in its entirety, and re-lettering all subsequent subsections accordingly.

(5)	Effective upon completion of the above-referenced Stock Reallocation, restating Section 5(a), Selection of Investment Options, in its entirety, as follows:

(a)	Selection of Investment Options.

The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options. The parties acknowledge that the Sponsor is capable of evaluating investment risks independently.  The Sponsor affirms that at all times all decisions concerning the plan's investment line-up or its investment strategies, including, but not limited to, evaluations of information provided by Trustee or its affiliates, shall be made by exercising independent judgment.

(6)
Effective upon completion of the above-referenced Stock Reallocation, restating Section 5(f), Sponsor Stock (frozen to new investments, except for reinvestment of dividends), in its entirety, as follows:

(f)        Convergys Corporation Shares (UWXR).

Plan investments in Convergys Corporation Shares (UWXR) shall be held separate from the Trust and processed in accordance with separate operating procedures set forth in the Plan Administration Manual.

(7)
Effective upon completion of the above-referenced Stock Reallocation, amending Schedule B, Fee Schedule, to restate the “Stock Administration Fee” and “Commission” sections, in their entirety, as follows:

Stock Administration Fee: To the extent that assets are invested in Cincinnati Bell Common Stock, .10% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter's last valuation date, but no less than $10,000 per year nor more than $35,000 per year.

Stock Commissions: FBSLLC shall be entitled to remuneration in the amount of no more than $0.029 commission on each share of Cincinnati Bell Common Stock. Any increase in such remuneration may be made only by written agreement between the Sponsor and Trustee.

(8)	Effective upon completion of the above-referenced Stock Reallocation, amending Schedule C, Investment Options, to delete the following:

•	Convergys Corporation Shares (SAQJ) (frozen to all transactions)

(9)	Effective upon completion of the above-referenced Stock Reallocation, amending Schedule C, Investment Options, to add the following:

•	Convergys Corporation Shares (UWXR) (held separately by the Sponsor and its transfer agent) (frozen to new investments, except for reinvestment of dividends)

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

CONVERGYS CORPORATION	FIDELITY MANAGEMENT TRUST
COMPANY

By: /s/ Jarrod B. Pontius 1/24/2017     By: /s/ Greg Gardiner         1/25/2017
Authorized Signatory Date        FMTC Authorized Signatory Date

Name: Jarrod B. Pontius     Name: Greg Gardiner

Title: General Counsel and Chief Admin. Officer    Title: Senior Vice President, Relationship Mgmt.

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